Exhibit 1.3


                          INTELLIGENT POLYMERS LIMITED
                                 Clarendon House
                                 2 Church Street
                                    Hamilton
                                     Bermuda


                                DIRECTORS' NOTICE

     The Directors of Intelligent Polymers Limited ("IPL") hereby notify all holders of IPL Common Shares, $0.01 par value (the "Common Shares"), of the Majority Special Shareholder's intention to repurchase the Common Shares in accordance with the Bye-laws of IPL. Terms not otherwise defined herein shall have the meanings given to them in the Bye-laws.

     The Majority Special Shareholder shall pay US$39.06 per Common Share in cash.

     The Common Shares shall be transferred into the name of IPL Acquireco 2000 Ltd. or a nominee or transferee to be designated by it in writing to IPL on or before the repurchase date.

     The repurchase date is to be effective September 29, 2000, with the last date for delivery of the appropriate instruments of transfer and certificates representing the Common Shares by the holders of the Common Shares to be October 16, 2000.

     To receive the consideration for the Common Shares, each Common Shareholder must deliver the Common Share certificate held by such Common Shareholder to ChaseMellon Shareholder Services LLC (as payment agent for IPL Acquireco 2000 Ltd.) on or before October 16, 2000, in accordance with the attached instructions.

                  Dated the 25th day of September, 2000.


                                    INTELLIGENT POLYMERS LIMITED

                                      By its Board of Directors